                                                                    EXHIBIT 23.2

                         [PEAT MARWICK LLP LETTERHEAD]



The Board of Directors
Quarterdeck Corporation:

        We consent to the incorporation by reference in the Registration Statement on Form S-4 of Quarterdeck Corporation of our report dated November 8, 1995, with respect to the consolidated balance sheets of Quarterdeck Corporation and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1995, which report appears in the September 30, 1995 Annual Report on Form 10-K of Quarterdeck Corporation.

        We also consent to the reference to our firm under the heading "Experts" in the Prospectus.




                                        KPMG PEAT MARWICK LLP


Los Angeles,California
May 10, 1996